As filed with the Securities and Exchange Commission on March 3, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THERMO FISHER SCIENTIFIC INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3829 (Primary Standard Industrial Classification Code Number)	04-2209186 (I.R.S. Employer Identification Number)

81 Wyman Street
Waltham, Massachusetts 02451
(781) 622-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Seth H. Hoogasian
Senior Vice President, General Counsel and Secretary
Thermo Fisher Scientific Inc.
81 Wyman Street
Waltham, Massachusetts 02451
(781) 622-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:
Hal J. Leibowitz
Erika L. Robinson
Wilmer Cutler Pickering Hale & Dorr LLP
60 State Street
Boston, MA 02109
(617) 526-6000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
            (Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to	Offering Price	Aggregate	Registration
Securities to be Registered	Be Registered	Per Unit	Offering Price(1)	Fee(2)
2.150% Senior Notes due 2012	$350,000,000	100%	$350,000,000	$24,955
3.250% Senior Notes due 2014	$400,000,000	100%	$400,000,000	$28,520

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Calculated pursuant to Rule 457 under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 3, 2010

PRELIMINARY PROSPECTUS

THERMO FISHER SCIENTIFIC INC.

Offer to Exchange

up to $350,000,000 2.150% Senior Notes due 2012 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for any and all of our outstanding unregistered 2.150% Senior Notes due 2012

and

up to $400,000,000 3.250% Senior Notes due 2014 that have been registered under the Securities Act for any and all of our outstanding unregistered 3.250%
Senior Notes due 2014

Terms of the Exchange Offer

•	We are offering:

•	$350,000,000 in aggregate principal amount of new 2.150% Senior Notes due 2012 (the “new 2012 notes”) in exchange for an equal amount of outstanding 2.150% Senior Notes due 2012 (the “old 2012 notes,” and together with the new 2012 notes, the “2012 notes”); and

•	$400,000,000 in aggregate principal amount of new 3.250% Senior Notes due 2014 (the “new 2014 notes”) in exchange for an equal amount of outstanding 3.250% Senior Notes due 2014 (the “old 2014 notes,” and together with the new 2014 notes, the “2014 notes”).

We refer to the old 2012 notes and the old 2014 notes collectively in this prospectus as the “old notes.” We refer to the new 2012 notes and the new 2014 notes collectively in this prospectus as the “new notes.”

•	The exchange offer expires at 5:00 p.m., New York City time, on, unless extended.

•	Tenders of old notes may be withdrawn at any time prior to the expiration date.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	The exchange of old notes for new notes generally will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new notes to be issued in the exchange offer are substantially the same as the terms of the old notes, except that the offer of the new notes is registered under the Securities Act, and the new notes have no transfer restrictions, rights to additional interest or registration rights.

•	The new notes will not be listed on any securities exchange. A public market for the new notes may not develop, which could make selling the new notes difficult.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Starting on the expiration date (as defined herein) and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Investing in the new notes to be issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 6.

We are not making an offer to exchange new notes for old notes in any jurisdiction where the offer is not permitted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010.

We have not authorized anyone to give any information or make any representation about the exchange offer that is different from, or in addition to, that contained in this prospectus, the related registration statement or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement on Form S-4 with respect to the issuance of the new notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and about the new notes, you should refer to the registration statement and its exhibits.

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a website that contains reports, proxy and information statements and other information that issuers, including Thermo Fisher, file electronically with the SEC. The public can obtain any documents that we file with the SEC, including the registration statement on Form S-4, at www.sec.gov.

We also make available free of charge on or through our own website at www.thermofisher.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this prospectus.

We “incorporate by reference” information into this prospectus, which means that we are disclosing important information to you by referring you to another document filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus except for any information that is superseded by information in this prospectus. This prospectus incorporates by reference the following documents that we previously filed with the SEC (File No. 1-08002):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 26, 2010, including information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for our 2010 Annual Meeting of Stockholders filed on , 2010; and

•	Our current reports on Form 8-K filed on (other than information in such reports that is deemed to have been furnished to, rather than filed with, the SEC in accordance with SEC rules).

We also incorporate by reference any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the time that the exchange offer ends. The information incorporated by reference, as updated, is an important part of this prospectus. Information which is deemed to be furnished to, rather than filed with, the SEC shall not be incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

Paper copies of the filings referred to above (other than exhibits, unless the exhibit is specifically incorporated by reference into the filing requested) may be obtained free of charge by writing to us care of our Investor Relations Department at our principal executive office located at 81 Wyman Street, Waltham, Massachusetts 02451.

To obtain timely delivery of any copies of filings requested, please write or call us no later than five business days before the expiration date of the exchange offer.

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SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements contained in this prospectus or incorporated herein by reference that are not statements of historical fact are forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on those forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

A number of important factors could cause our results to differ materially from those indicated by such forward-looking statements, including those detailed under the heading “Risk Factors” below.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that you should consider before exchanging your old notes for new notes in this exchange offer. For a more complete discussion of the information you should consider before participating in this exchange offer, you should carefully read this entire prospectus and the documents incorporated by reference herein.

Except as otherwise indicated or unless the context otherwise requires, “Thermo Fisher”, “the company”, “we”, “us” and “our” refer to Thermo Fisher Scientific Inc. and its consolidated subsidiaries.

Our Company

Thermo Fisher is the world leader in serving science. We enable our customers to make the world healthier, cleaner and safer by providing analytical instruments, equipment, reagents and consumables, software and services for research, manufacturing, analysis, discovery and diagnostics.

In November 2006, Thermo Electron Corporation merged with Fisher Scientific International Inc. (also referred to in this document as “Fisher”) to create Thermo Fisher. Thermo Fisher has approximately 35,400 employees and serves more than 350,000 customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental, industrial quality and process control settings.

We serve our customers through two principal brands, Thermo Scientific and Fisher Scientific:

•	Thermo Scientific is our technology brand, offering customers a complete range of high-end analytical instruments as well as laboratory equipment, software, services, consumables and reagents to enable integrated laboratory workflow solutions. Our portfolio of products includes innovative technologies for mass spectrometry, elemental analysis, molecular spectroscopy, sample preparation, informatics, fine- and high-purity chemistry production, cell culture, protein analysis, RNA-interference techniques, immunodiagnostic testing, microbiology, as well as environmental monitoring and process control.

•	Our Fisher Scientific brand offers choice and convenience, providing a complete portfolio of laboratory equipment, chemicals, supplies and services used in healthcare, scientific research, safety and education markets. These products are offered through an extensive network of direct sales professionals, industry-specific catalogs, e-commerce capabilities and supply-chain management services. We also offer a range of biopharma services for clinical trials management, biospecimen storage and analytical testing.

In addition to the two principal brands, we offer a number of specialty brands that cover a range of consumable products primarily for the life and laboratory sciences industry.

We are continuously advancing the capabilities of our technologies, software and services, and leveraging our 9,800 sales and service personnel around the world to address our customers’ emerging needs. Our goal is to make our customers more productive, and to allow them to solve their analytical challenges, from complex research and discovery to routine testing.

Thermo Fisher is a Delaware corporation and was incorporated in 1956. The company completed its initial public offering in 1967 and was listed on the New York Stock Exchange in 1980.

Summary of the Exchange Offer

Background	On November 20, 2009, we issued $350,000,000 aggregate principal amount of old 2012 notes and $400,000,000 aggregate principal amount of old 2014 notes in an unregistered offering. In connection with that offering, we entered into a registration rights agreement in which we agreed, among other things, to complete this exchange offer. Under the terms of the exchange offer, you are entitled to exchange old 2012 notes and old 2014 notes for new 2012 notes and new 2014 notes, respectively, evidencing the same indebtedness and with substantially similar terms as the corresponding series of old notes. You should read the discussion under the heading “Description of Notes” for further information regarding the new notes.

The Exchange Offer	We are offering to exchange

• a like amount of new 2012 notes for old 2012 notes validly tendered and accepted and

• a like amount of new 2014 notes for old 2014 notes validly tendered and accepted.

We will not pay any accrued and unpaid interest on the old notes that we acquire in the exchange offer. Instead, interest on the new notes will accrue from the most recent date to which interest has been paid on the old notes. If no interest has been paid on the old notes, interest on the new notes will accrue from November 20, 2009, the date on which we issued the old notes. Any original notes not exchanged will remain outstanding and continue to accrue interest according to their terms.

As of the date of this prospectus, approximately $350,000,000 aggregate principal amount of the old 2012 notes are outstanding and approximately $400,000,000 aggregate principal amount of the old 2014 notes are outstanding.

Denominations of New Notes	Tendering holders of old notes must tender old notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. New notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless we extend or terminate the exchange offer, in which case “expiration date” will mean the latest date and time to which we extend the exchange offer.

Settlement Date	The settlement date of the exchange offer will be promptly after the expiration date of the exchange offer.

Withdrawal of Tenders	Tenders of old notes may be withdrawn at any time prior to the expiration date.

Conditions to the Exchange Offer	Our obligation to consummate the exchange offer is subject to certain customary conditions, which we may assert or waive. See “Description of the Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering	To participate in the exchange offer, you may follow the automatic tender offer program (“ATOP”), procedures established by The Depository Trust Company (“DTC”), for tendering old notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

• DTC has received instructions to exchange your old notes; and

• you agree to be bound by the terms of the letter of transmittal.

For more details, please read “Description of the Exchange Offer — Terms of the Exchange Offer” and “Description of the Exchange Offer — Procedures for Tendering.” If you elect to have old notes exchanged pursuant to this exchange offer, you must properly tender your old notes prior to 5:00 p.m., New York City time, on the expiration date. All old notes validly tendered and not properly withdrawn will be accepted for exchange. Old notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Consequences of Failure to Exchange	If we complete the exchange offer and you do not participate in it, then:

• your old notes will continue to be subject to the existing restrictions upon their transfer;

• we will have no further obligation to provide for the registration under the Securities Act of those old notes except under certain limited circumstances; and

• the liquidity of the market for your old notes could be adversely affected.

Taxation	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations” in this prospectus.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes in this exchange offer.

Exchange Agent	Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer.

Summary of the New Notes

The new notes will be substantially the same as the old notes, except that the new notes will be registered under the Securities Act and will not have restrictions on transfer, rights to additional interest or registration rights. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes. We sometimes refer to the new notes and the old notes collectively as the “notes.”

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the new notes, please read “Description of Notes.”

Issuer	Thermo Fisher Scientific Inc.

New Notes Offered	• $350,000,000 aggregate principal amount of 2.150% Senior Notes due 2012; and

• $400,000,000 aggregate principal amount of 3.250% Senior Notes due 2014.

Interest Rate	The new 2012 notes will bear interest at the rate of 2.150%, which will be paid on each June 28 and December 28, commencing June 28, 2010. The new 2014 notes will bear interest at the rate of 3.250%, which will be paid on each May 20 and November 20, commencing May 20, 2010.

Maturity Date	The new 2012 notes will mature on December 28, 2012. The new 2014 notes will mature on November 20, 2014.

Ranking	The new notes will be:

• general unsecured obligations of ours;

     • effectively subordinated in right of payment to any secured indebtedness of ours, to the extent of the assets securing such indebtedness, and to all existing and any future liabilities of our subsidiaries;

• equal in right of payment with all existing and any future unsecured and unsubordinated indebtedness of ours, including the old notes; and

• senior in right of payment to any existing and future indebtedness of ours that is subordinated to the notes.

Form and Denomination	The new notes will be issued in fully-registered form. The new notes will be represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

The new notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption	We may redeem the new 2012 notes and the new 2014 notes, in each case, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the new notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the new notes being redeemed (not including any portion of the payments of interest accrued but unpaid as of the date of redemption) discounted on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 15 basis points, in the case of both the new 2012 notes and the new 2014 notes, plus, in each case, accrued and unpaid interest to the date of redemption, if any. See “Description of Notes — Optional Redemption.”

Purchase of New Notes Upon a Change of Control Triggering Event	Upon the occurrence of a change of control of Thermo Fisher and a contemporaneous downgrade of the new notes below an investment grade rating by at least two of Moody’s Investors Service Inc., Standard & Poor’s Ratings Services and Fitch Ratings Limited, we will, in certain circumstances, be required to make an offer to purchase the new 2012 notes and the new 2014 notes at a price equal to 101% of the principal amount of the new 2012 notes and new 2014 notes to be repurchased, respectively, plus any accrued and unpaid interest to the date of repurchase. See “Description of Notes — Repurchase Upon a Change of Control.”

Absence of a Public Market	The new notes will be new securities for which no market currently exists and we cannot assure you that any public market for the new notes will develop or be sustained.

Listing	We do not intend to list the new notes on any securities exchange.

Additional Notes	We may from time to time, without consent of the holders of the notes, issue notes having the same terms and conditions as either series of the new notes being offered hereby (except for the issue date, offering price and, if applicable, the first interest payment date). Additional notes issued in this manner will form a single series with the outstanding series of notes.

Governing Law	New York

Book-Entry Depository	DTC

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	You should refer to the section entitled “Risk Factors” for a discussion of material risks you should carefully consider before deciding to invest in the new notes.

RISK FACTORS

Participating in the exchange offer and investing in the new notes involves various risks, including the risks described below. You should carefully consider the following risks and the other information contained in this prospectus and the documents incorporated by reference before investing in the new notes. In addition to the risks described below, our business is subject to risks that affect many other companies, such as competition, technological obsolescence, labor relations, general economic conditions, geopolitical events and international operations. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business, financial condition, results of operations and cash flows.

Risks Relating to the Notes

There may not be a liquid market for the new notes.

The new notes constitute new issues of securities with no established trading market. No market for the new notes may develop, and any market that develops may not be liquid or may not last. If the new notes are traded, they may trade at a discount from their offering prices, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent an active trading market does not develop, you may not be able to resell your new notes at their fair market value or at all.

The notes do not restrict our ability to incur additional debt, to repurchase our securities or to take other actions that could negatively impact our ability to pay our obligations under the notes.

Neither the indenture nor the notes restrict our ability or the ability of our subsidiaries to incur additional debt, repurchase securities, recapitalize, or pay dividends or make distributions to shareholders, or require us to maintain interest coverage or other current ratios.

Although the indenture contains limited covenants that restrict our ability and the ability of certain of our subsidiaries to create, incur or assume secured indebtedness or to enter into sale and lease-back transactions, these restrictions only apply to the extent that the indebtedness created, incurred or assumed is secured by a lien on Principal Property or to the extent that the property subject to the sale and lease-back transaction is a Principal Property. In order to constitute a Principal Property for purposes of these covenants, a property must have a book value in excess of 3% of our most recently calculated consolidated net assets. Based on our consolidated net assets as of December 31, 2009, a property would only constitute a Principal Property if it had a book value in excess of approximately $417 million. As of the date of this prospectus, neither we nor any of our subsidiaries owns any Principal Property as defined. As a result, as of the date of this prospectus, the notes do not restrict us or our subsidiaries from creating, incurring or assuming an unlimited amount of indebtedness secured by a lien on all of our respective assets without equally and ratably securing the notes, and any such secured indebtedness would effectively rank senior to the notes to the extent of the value of the assets providing the security.

Other than as described above and under the caption “Description of Notes — Repurchase Upon a Change of Control” below, the provisions of the indenture do not afford holders of debt securities issued thereunder, including the notes, protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders. In addition, our ability to recapitalize, incur additional debt and take a number of other actions that are not be limited by the terms of the notes or the indenture could have the effect of diminishing our ability to make payments on the notes when due.

We may not be able to repurchase all of the notes upon a change of control, which would result in a default under the notes.

Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless we have exercised our right to redeem the notes, have defeased the notes or have satisfied and discharged the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. In addition, our ability to repurchase the notes for cash may be limited by law, or by the terms of other agreements relating to our indebtedness outstanding at that time. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and for holders of the notes. See “Description of Notes — Repurchase Upon a Change of Control.”

Risks Relating to the Exchange Offer

The exchange offer may not be completed.

We are not obligated to complete the exchange offer under certain circumstances. See “Description of the Exchange Offer — Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their new notes, during which time those holders of old notes will not be able to effect transfers of their old notes tendered in the exchange offer.

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the new notes.

If you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. In addition, if you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such new notes.

If you fail to exchange your old notes, the existing transfer restrictions will remain in effect and the market value of your old notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange your old notes for new notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the old notes.

The tender of old notes under the exchange offer will reduce the principal amount of the currently outstanding old notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding old notes that you continue to hold following completion of the exchange offer.

Risks Relating to Our Business

We must develop new products, adapt to rapid and significant technological change and respond to introductions of new products in order to remain competitive.

Our growth strategy includes significant investment in and expenditures for product development. We sell our products in several industries that are characterized by rapid and significant technological changes, frequent new product and service introductions and enhancements and evolving industry standards. Without the timely introduction of new products, services and enhancements, our products and services will likely become technologically obsolete over time, in which case our revenue and operating results would suffer.

It may be difficult for us to implement our strategies for improving internal growth.

Some of the markets in which we compete have been flat or declining over the past several years. To address this issue, we are pursuing a number of strategies to improve our internal growth, including:

•	finding new markets for our products;

•	developing new applications for our technologies;

•	combining sales and marketing operations in appropriate markets to compete more effectively;

•	allocating research and development funding to products with higher growth prospects;

•	continuing key customer initiatives;

•	expanding our service offerings;

•	strengthening our presence in selected geographic markets; and

•	continuing the development of commercial tools and infrastructure to increase and support cross-selling opportunities of products and services to take advantage of our breadth in product offerings.

We may not be able to successfully implement these strategies, and these strategies may not result in the growth of our business.

Our business is affected by general economic conditions and related uncertainties affecting markets in which we operate. The current economic conditions including the global recession could adversely impact our business in 2010 and beyond, resulting in:

•	reduced demand for some of our products;

•	increased rate of order cancellations or delays;

•	increased risk of excess and obsolete inventories;

•	increased pressure on the prices for our products and services; and

•	greater difficulty in collecting accounts receivable.

Development of our products requires significant investment; our products and technologies could become uncompetitive or obsolete.

Our customers use many of our products to develop, test and manufacture their own products. As a result, we must anticipate industry trends and develop products in advance of the commercialization of our customers’ products. If we fail to adequately predict our customers’ needs and future activities, we may invest heavily in research and development of products and services that do not lead to significant revenue.

Many of our existing products and those under development are technologically innovative and require significant planning, design, development and testing at the technological, product and manufacturing-process levels. These activities require us to make significant investments.

Products in our markets undergo rapid and significant technological change because of quickly changing industry standards and the introduction of new products and technologies that make existing products and technologies uncompetitive or obsolete. Our competitors may adapt more quickly to new technologies and changes in customers’ requirements than we can. The products that we are currently developing, or those we will develop in the future, may not be technologically feasible or accepted by the marketplace, and our products or technologies could become uncompetitive or obsolete.

Demand for most of our products depends on capital spending policies of our customers and on government funding policies.

Our customers include pharmaceutical and chemical companies, laboratories, universities, healthcare providers, government agencies and public and private research institutions. Many factors, including public policy spending priorities, available resources and product and economic cycles, have a significant effect on the capital spending policies of these entities. These policies in turn can have a significant effect on the demand for our products.

As a multinational corporation, we are exposed to fluctuations in currency exchange rates, which could adversely affect our cash flows and results of operations.

International revenues account for a substantial portion of our revenues, and we intend to continue expanding our presence in international markets. In 2009, our international revenues from continuing operations, including export revenues from the United States, accounted for a significant percentage of our total revenues. The exposure to fluctuations in currency exchange rates takes on different forms. International revenues are subject to the risk that fluctuations in exchange rates could adversely affect product demand and the profitability in U.S. dollars of products and services provided by us in international markets, where payment for our products and services is made in the local currency. As a multinational corporation, our businesses occasionally invoice third-party customers in currencies other than the one in which they primarily do business (the “functional currency”). Movements in the invoiced currency relative to the functional currency could adversely impact our cash flows and our results of operations. In addition, reported sales made in non-U.S. currencies by our international businesses, when translated into U.S. dollars for financial reporting purposes, fluctuate due to exchange rate movement. Should our international sales grow, exposure to fluctuations in currency exchange rates could have a larger effect on our financial results. In 2009, currency translation had an unfavorable effect on revenues of our continuing operations of $211 million due to the strengthening of the U.S. dollar relative to other currencies in which the company sells products and services.

Healthcare reform legislation could adversely impact us.

The U.S. Congress is debating healthcare reform that could have an adverse impact on us. Some of the potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing the delivery or pricing of healthcare services or products or mandated benefits, may cause healthcare-industry participants to purchase fewer of our products and services or to reduce the prices they are willing to pay for our products or services. Changes in tax laws relating to healthcare reform, such as the proposal in the bill approved by the House of Representatives that would assess an annual tax on revenue from the sale of medical devices, would have an adverse impact on our results of operations.

Our inability to protect our intellectual property could have a material adverse effect on our business. In addition, third parties may claim that we infringe their intellectual property, and we could suffer significant litigation or licensing expense as a result.

We place considerable emphasis on obtaining patent and trade secret protection for significant new technologies, products and processes because of the length of time and expense associated with bringing new products through the development process and into the marketplace. Our success depends in part on our ability to develop patentable products and obtain and enforce patent protection for our products both in the United States and in other countries. We own numerous U.S. and foreign patents, and we intend to file additional applications, as appropriate, for patents covering our products. Patents may not be issued for any pending or future patent applications owned by or licensed to us, and the claims allowed under any issued patents may not be sufficiently broad to protect our technology. Any issued patents owned by or licensed to us may be challenged, invalidated or circumvented, and the rights under these patents may not provide us with competitive advantages. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture increased market position. We could incur substantial costs to defend ourselves in suits brought against us or in suits in which we may assert our patent rights against others. An unfavorable outcome of any such litigation could materially adversely affect our business and results of operations.

We also rely on trade secrets and proprietary know-how with which we seek to protect our products, in part, by confidentiality agreements with our collaborators, employees and consultants. These agreements may be breached and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently developed by our competitors.

Third parties may assert claims against us to the effect that we are infringing on their intellectual property rights. We could incur substantial costs and diversion of management resources in defending these claims, which could have a material adverse effect on our business, financial condition and results of operations. In addition, parties making these claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, sell, distribute, or market our products and services in the United States or abroad. In the event that a claim relating to intellectual property is asserted against us, or third parties not affiliated with us hold pending or issued patents that relate to our products or technology, we may seek licenses to such intellectual property or challenge those patents. However, we may be unable to obtain these licenses on commercially reasonable terms, if at all, and our challenge of the patents may be unsuccessful. Our failure to obtain the necessary licenses or other rights could prevent the sale, manufacture, or distribution of our products and, therefore, could have a material adverse effect on our business, financial condition and results of operations.

Changes in governmental regulations may reduce demand for our products or increase our expenses.

We compete in many markets in which we and our customers must comply with federal, state, local and international regulations, such as environmental, health and safety and food and drug regulations. We develop, configure and market our products to meet customer needs created by those regulations. Any significant change in regulations could reduce demand for our products or increase our expenses. For example, many of our instruments are marketed to the pharmaceutical industry for use in discovering and developing drugs. Changes in the U.S. Food and Drug Administration’s regulation of the drug discovery and development process could have an adverse effect on the demand for these products.

If any of our security products fail to detect explosives or radiation, we could be exposed to product liability and related claims for which we may not have adequate insurance coverage.

The products sold by our environmental instruments business include a comprehensive range of fixed and portable instruments used for chemical, radiation and trace explosives detection. These products are used in airports, embassies, cargo facilities, border crossings and other high-threat facilities for the detection and prevention of terrorist acts. If any of these products were to malfunction, it is possible that explosive or radioactive material could pass through the product undetected, which could lead to product liability claims. There are also many other factors beyond our control that could lead to liability claims, such as the reliability and competence of the customers’ operators and the training of such operators. Any such product liability claims brought against us could be significant and any adverse determination may result in liabilities in excess of our insurance coverage. Although we carry product liability insurance, we cannot be certain that our current insurance will be sufficient to cover these claims or that it can be maintained on acceptable terms, if at all.

Our inability to successfully identify and complete acquisitions or successfully integrate any new or previous acquisitions could have a material adverse effect on our business.

Our business strategy includes the acquisition of technologies and businesses that complement or augment our existing products and services. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory, including antitrust, approvals. We may not be able to identify and successfully complete transactions. Any acquisition we may complete may be made at a substantial premium over the fair value of the net assets of the acquired company. Further, we may not be able to integrate any acquired businesses successfully into our existing businesses, make such businesses profitable, or realize anticipated cost savings or synergies, if any, from these acquisitions, which could adversely affect our business.

Moreover, we have acquired many companies and businesses. As a result of these acquisitions, we recorded significant goodwill and indefinite-lived intangible assets on our balance sheet, which amount to approximately $8.98 billion and $1.33 billion, respectively, as of December 31, 2009. We assess the realizability of the goodwill and indefinite-lived intangible assets annually as well as whenever events or changes in circumstances indicate that these assets may be impaired. These events or circumstances generally include operating losses or a significant decline in earnings associated with the acquired business or asset. Our ability to realize the value of the goodwill and indefinite-lived intangible assets will depend on the future cash flows of these businesses. These cash flows in turn depend in part on how well we have integrated these businesses. If we are not able to realize the value of the goodwill and indefinite-lived intangible assets, we may be required to incur material charges relating to the impairment of those assets.

Our growth strategy to acquire new businesses may not be successful and the integration of future acquisitions may be difficult and disruptive to our ongoing operations.

We are subject to laws and regulations governing government contracts, and failure to address these laws and regulations or comply with government contracts could harm our business by leading to a reduction in revenue associated with these customers.

We have agreements relating to the sale of our products to government entities and, as a result, we are subject to various statutes and regulations that apply to companies doing business with the government. The laws governing government contracts differ from the laws governing private contracts and government contracts may contain pricing terms and conditions that are not applicable to private contracts. We are also subject to investigation for compliance with the regulations governing government contracts. A failure to comply with these regulations could result in suspension of these contracts, criminal, civil and administrative penalties or debarment.

Because we compete directly with certain of our largest customers and product suppliers, our results of operations could be adversely affected in the short term if these customers or suppliers abruptly discontinue or significantly modify their relationship with us.

Our largest customer in the laboratory consumables business and our largest customer in the diagnostics business are also significant competitors. Our business may be harmed in the short term if our competitive relationship in the marketplace with these customers results in a discontinuation of their purchases from us. In addition, we manufacture products that compete directly with products that we source from third-party suppliers. We also source competitive products from multiple suppliers. Our business could be adversely affected in the short term if any of our large third-party suppliers abruptly discontinues selling products to us.

Because we rely heavily on third-party package-delivery services, a significant disruption in these services or significant increases in prices may disrupt our ability to ship products, increase our costs and lower our profitability.

We ship a significant portion of our products to our customers through independent package delivery companies, such as UPS and Federal Express in the U.S. and DHL in Europe. We also maintain a small fleet of vehicles dedicated to the delivery of our products and ship our products through other carriers, including national and regional trucking firms, overnight carrier services and the U.S. Postal Service. If UPS or another third-party package-delivery provider experiences a major work stoppage, preventing our products from being delivered in a timely fashion or causing us to incur additional shipping costs we could not pass on to our customers, our costs could increase and our relationships with certain of our customers could be adversely affected. In addition, if UPS or our other third-party package-delivery providers increase prices, and we are not able to find comparable alternatives or make adjustments in our delivery network, our profitability could be adversely affected.

We are subject to regulation by various federal, state and foreign agencies that require us to comply with a wide variety of regulations, including those regarding the manufacture of products, the shipping of our products and environmental matters.

Some of our operations are subject to regulation by the U.S. Food and Drug Administration and similar international agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with the U.S. Food and Drug Administration’s regulations or those of similar international agencies, we may have to recall products and cease their manufacture and distribution, which would increase our costs and reduce our revenues.

We are subject to federal, state, local and international laws and regulations that govern the handling, transportation, manufacture, use or sale of substances that are or could be classified as toxic or hazardous substances. Some risk of environmental damage is inherent in our operations and the products we manufacture, sell or distribute. This requires us to devote significant resources to maintain compliance with applicable environmental laws and regulations, including the establishment of reserves to address potential environmental costs, and manage environmental risks.

We rely heavily on manufacturing operations to produce the products we sell, and our business could be adversely affected by disruptions of our manufacturing operation.

We rely upon our manufacturing operations to produce many of the products we sell. Any significant disruption of those operations for any reason, such as strikes or other labor unrest, power interruptions, fire, earthquakes, or other events beyond our control could adversely affect our sales and customer relationships and therefore adversely affect our business. Although most of our raw materials are available from a number of potential suppliers, our operations also depend upon our ability to obtain raw materials at reasonable prices. If we are unable to obtain the materials we need at a reasonable price, we may not be able to produce certain of our products or we may not be able to produce certain of these products at a marketable price, which could have an adverse effect on our results of operations.

Fluctuations in our effective tax rate may adversely affect our business, results of operations and cash flows.

As a global company, we are subject to taxation in numerous countries, states and other jurisdictions. In preparing our financial statements, we record the amount of tax that is payable in each of the countries, states and other jurisdictions in which we operate. Our future effective tax rate, however, may be lower or higher than experienced in the past due to numerous factors, including a change in the mix of our profitability from country to country, changes in accounting for income taxes and recently enacted and future changes in tax laws in jurisdictions in which we operate. Any of these factors could cause us to experience an effective tax rate significantly different from previous periods or our current expectations, which could have an adverse effect on our business, results of operations and cash flows.

We may incur unexpected costs from increases in fuel and raw material prices, which could reduce our earnings and cash flow.

Our primary commodity exposures are for fuel, petroleum-based resins, steel and serum. While we may seek to minimize the impact of price increases through higher prices to customers and various cost-saving measures, our earnings and cash flows could be adversely affected in the event these measures are insufficient to cover our costs.

Unforeseen problems with the implementation and maintenance of our information systems or system failures at certain of our sites could interfere with our operations.

As a part of the effort to upgrade our current information systems, we are implementing new enterprise resource planning software and other software applications to manage certain of our business operations. As we implement and add functionality, problems could arise that we have not foreseen. Such problems could adversely impact our ability to provide quotes, take customer orders and otherwise run our business in a timely manner. In addition, if our new systems fail to provide accurate and increased visibility into pricing and cost structures, it may be difficult to improve or maximize our profit margins. As a result, our results of operations and cash flows could be adversely affected.

We also rely on our technology infrastructure, among other functions, to interact with suppliers, sell our products and services, fulfill orders and bill, collect and make payments, ship products, provide services and support to our customers, bill and track our customers, fulfill contractual obligations and otherwise conduct business. Our systems may be vulnerable to damage or interruption from natural disasters, power loss, telecommunication failures, terrorist attacks, computer viruses, computer denial-of-service attacks and other events. When we upgrade or change systems, we may suffer interruptions in service, loss of data or reduced functionality. Certain of our systems are not redundant, and our disaster recovery planning is not sufficient for every eventuality. Despite any precautions we may take, such problems could result in, among other consequences, interruptions in our services, which could harm our reputation and financial results.

Our debt may restrict our investment opportunities or limit our activities.

As of December 31, 2009, we had approximately $2.18 billion in outstanding indebtedness. In addition, we had the ability to borrow an additional $946 million under our revolving credit facility. We may also obtain additional long-term debt and lines of credit to meet future financing needs, which would have the effect of increasing our total leverage.

Our leverage could have negative consequences, including increasing our vulnerability to adverse economic and industry conditions, limiting our ability to obtain additional financing and limiting our ability to acquire new products and technologies through strategic acquisitions.

Our ability to satisfy our obligations depends on our future operating performance and on economic, financial, competitive and other factors beyond our control. Our business may not generate sufficient cash flow to meet these obligations. If we are unable to service our debt or obtain additional financing, we may be forced to delay strategic acquisitions, capital expenditures or research and development expenditures. We may not be able to obtain additional financing on terms acceptable to us or at all.

Additionally, the agreements governing our debt require that we maintain certain financial ratios, and contain affirmative and negative covenants that restrict our activities by, among other limitations, limiting our ability to incur additional indebtedness, make investments, create liens, sell assets and enter into transactions with affiliates. The covenants in our revolving credit facility include a debt-to-EBITDA ratio. Specifically, the company has agreed that, so long as any lender has any commitment under the facility, or any loan or other obligation is outstanding under the facility, or any letter of credit is outstanding under the facility, it will not permit (as the following terms are defined in the facility) the Consolidated Leverage Ratio (the ratio of consolidated Indebtedness to Consolidated EBITDA) as at the last day of any fiscal quarter to be greater than 3.0 to 1.0.

Our ability to comply with these financial restrictions and covenants is dependent on our future performance, which is subject to prevailing economic conditions and other factors, including factors that are beyond our control such as foreign exchange rates and interest rates. Our failure to comply with any of these restrictions or covenants may result in an event of default under the applicable debt instrument, which could permit acceleration of the debt under that instrument and require us to prepay that debt before its scheduled due date. Also, an acceleration of the debt under one of our debt instruments would trigger an event of default under other of our debt instruments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt expenses and an appropriate interest factor on operating leases. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference herein.

	Year Ended December 31,
	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	7.0	7.0	5.5	3.9	7.8

CAPITALIZATION

The following table presents our cash, cash equivalents and short-term investments and capitalization as of December 31, 2009.

You should read this table in conjunction with the information contained in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, which are incorporated by reference into this prospectus.

The capitalization table below is not necessarily indicative of our future capitalization or financial condition.

As of December 31, 2009
Historical
(Dollars in millions)

Cash, cash equivalents and short-term investments	$1,571.2
Debt included in current liabilities:
Short-term obligations:	$1.9
Current maturities of long-term debt:	115.6
Debt included in long-term liabilities:
Long-term debt, excluding current maturities	2,064.0
Notes offered hereby
Total debt	2,181.5
Total stockholders’ equity	15,430.9

Total capitalization	$17,612.4

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated financial data as of and for each of the fiscal years in the five-year period ended December 31, 2009. The statement of income data for each of the fiscal years in the three-year period ended December 31, 2009 and the balance sheet data as of December 31, 2008 and 2009 have been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2010, which are incorporated herein by reference. The statement of income data for the fiscal years ending December 31, 2005 and 2006 and the balance sheet data as of December 31, 2005, 2006 and 2007 have been derived from audited consolidated financial statements that are not included in this prospectus. You should read the following table in conjunction with our audited consolidated financial statements and related notes in our Annual Report on Form 10-K filed with the SEC on February 26, 2010.

	Fiscal Year Ended December 31,
	2009(a)	2008(b)	2007(c)	2006(d)	2005(e)
	(In millions except per share amounts)

Statement of Income Data
Revenues	$10,109.7	$10,498.0	$9,746.4	$3,791.6	$2,633.0
Operating Income	1,048.9	1,229.4	974.4	242.0	263.5
Income from Continuing Operations	851.3	975.4	766.9	164.1	198.3
Net Income	850.3	980.9	748.4	166.7	223.2
Earnings per Share from Continuing Operations:
Basic	2.06	2.33	1.82	.84	1.23
Diluted	2.01	2.24	1.73	.81	1.21
Earnings per Share:
Basic	2.06	2.34	1.77	.85	1.38
Diluted	2.01	2.25	1.69	.83	1.36
Balance Sheet Data
Working Capital	$2,891.6	$2,805.7	$1,763.7	$1,507.2	$562.2
Total Assets	21,625.0	21,090.0	21,207.4	21,262.2	4,251.6
Long-term Obligations	2,064.0	2,003.2	1,983.7	2,097.8	468.6
Shareholders’ Equity	15,430.9	14,926.5	14,463.6	13,879.1	2,793.3

On January 1, 2009, the company adopted new rules concerning (i) accounting for convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement and (ii) determining whether instruments granted in share-based payment transactions are participating securities. The above summary consolidated financial data reflects the retroactive presentation of prior periods to conform to the current accounting as required by both rules. The caption “restructuring and other costs” in the notes below includes amounts charged to cost of revenues, primarily for the sale of inventories revalued at the date of acquisition and, in 2009, charges/credits to selling, general and administrative expense primarily for significant acquisition transaction costs.

(a)	Reflects a $69.0 million pre-tax charge for restructuring and other costs; an after-tax loss of $1.0 million related to the company’s discontinued operations; and the repurchase of $414.6 million of the company’s common stock.

(b)	Reflects a $36.9 million pre-tax charge for restructuring and other costs; an after-tax gain of $5.5 million related to the company’s discontinued operations; and the repurchase of $187.4 million of the company’s common stock.

(c)	Reflects a $91.4 million pre-tax charge for restructuring and other costs; an after-tax loss of $18.5 million related to the company’s discontinued operations; and the repurchase of $898.0 million of the company’s common stock.

(d)	Reflects completion of the merger with Fisher on November 9, 2006, including issuance of common stock. Also reflects a $123.3 million pre-tax charge for restructuring and other costs; a charge of $36.7 million for acceleration of vesting of stock-based compensation as a result of the Fisher merger; and after-tax income of $2.6 million related to the company’s discontinued operations.

(e)	Reflects a $30.3 million pre-tax charge for restructuring and other costs; $27.6 million of pre-tax net gains from the sale of shares of Thoratec Corporation and Newport Corporation; and after-tax income of $24.9 million related to the company’s discontinued operations.

DESCRIPTION OF THE EXCHANGE OFFER

Purpose of the Exchange Offer

On November 20, 2009, we issued $350,000,000 aggregate principal amount of old 2012 notes and $400,000,000 aggregate principal amount of old 2014 notes. In connection with that issuance, we entered into the registration rights agreement. Pursuant to the registration rights agreement, we agreed that we would:

•	file a registration statement with respect to an exchange offer registered under the Securities Act to exchange the old notes for an issue of new notes that are identical in all material respects to the old notes, except that the new notes would not contain terms with respect to transfer restrictions or additional interest, within 150 days after the original issuance of the old notes;

•	use commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act within 200 days after the original issuance of the old notes; and

•	use commercially reasonable efforts to commence and complete the registered exchange offer promptly, but no later than 45 days after the registration statement has become effective, and to hold the exchange offer open for not less than 30 days.

Upon the effectiveness of the registration statement of which this prospectus is a part, we will offer the new notes in exchange for the old notes. We filed a copy of the registration rights agreement as an exhibit incorporated by reference into the registration statement.

Resale of the New Notes

We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to other parties in other transactions. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. We have not sought our own interpretive letter, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to other parties. Based on these interpretations by the staff, we believe that the new notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by you, without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you:

(1) are acquiring the new notes in the ordinary course of your business;

(2) are not participating in, and do not intend to participate in, a distribution of the new notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the new notes within the meaning of the Securities Act;

(3) are not a broker-dealer who acquired the old notes directly from us; and

(4) are not an “affiliate” of ours, within the meaning of Rule 405 of the Securities Act.

By tendering the old notes in exchange for new notes, you will be required to represent to us that each of the above statements applies to you. If you are participating in or intend to participate in, a distribution of the new notes, or have any arrangement or understanding with any person to participate in a distribution of the new notes to be acquired in this exchange offer, you may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the SEC. If you are so deemed, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes which the broker-dealer acquired as a result of market-making or other trading activities. See “Plan of Distribution.”

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue a like amount of new 2012 notes in exchange for old 2012 notes validly tendered and accepted pursuant to the exchange offer. We will issue a like amount of new 2014 notes in exchange for old 2014 notes validly tendered and accepted pursuant to the exchange offer.

We will not pay any accrued and unpaid interest on the old notes that we acquire in the exchange offer. All unpaid interest accrued on old notes from the most recent date to which interest has been paid on each series of old notes will be treated as having accrued on the corresponding series of new notes that are issued in exchange for such old notes. If no interest has been paid on the old notes, holders of new notes will receive interest accruing from November 20, 2009, the date on which the old notes were originally issued.

Tendering holders of old notes must tender old notes in minimum denominations of $2,000, and integral multiples of $1,000 in excess thereof. New notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms of each series of the new notes are identical in all material respects to the terms of the corresponding series of old notes, except that:

(1) we have registered the new notes under the Securities Act and therefore these notes will not bear legends restricting their transfer, and

(2) specified rights under the registration rights agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be eliminated for all the notes.

The new notes will evidence the same debt as the old notes. The new notes will be issued under the same indenture and will be entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, approximately $350,000,000 aggregate principal amount of the old 2012 notes are outstanding and approximately $400,000,000 aggregate principal amount of the old 2014 notes are outstanding. Old notes accepted for exchange will be retired and cancelled and not reissued.

Except as described under “Book-Entry, Delivery and Form,” we will issue the new notes in the form of one or more global notes registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

We will conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder.

We will be considered to have accepted validly tendered old notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If we do not accept any tendered old notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these old notes, without expense, to the tendering holder promptly after the expiration date of the exchange offer.

Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in certain circumstances, in connection with the exchange offer. See “— Other Fees and Expenses” and “— Transfer Taxes.”

If we successfully complete the exchange offer, any old notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of old notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the old notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendments; Termination

For purposes of the exchange offer, the term “expiration date” means 5:00 p.m., New York City time, on          , 2010, subject to our right to extend that time and date in our sole discretion, in which case the expiration date means the latest time and date to which the exchange offer is extended.

We reserve the right, in our sole discretion, by giving oral or written notice to the exchange agent, to:

•	extend the exchange offer;

•	terminate the exchange offer if a condition to our obligation to exchange old notes for new notes is not satisfied or waived on or prior to the expiration date; and

•	amend the exchange offer.

If the exchange offer is amended in a manner that we reasonably determine constitutes a material change, we will extend the exchange offer for a period of at least five business days if the exchange offer would otherwise have expired during that period.

We will notify holders of the old notes of any extension, amendment or termination of the exchange offer by press release or other public announcement. We will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We will disclose in such public announcement the number of old notes tendered as of the date of the announcement. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Settlement Date

We will deliver the new notes on the settlement date, which will be promptly after the expiration date of the exchange offer. We will not be obligated to deliver new notes unless the exchange offer is consummated.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, we reasonably determine (i) that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals necessary for the consummation of the exchange offer have not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the expiration date:

•	terminate the exchange offer and return all tendered old notes to the respective tendering holders;

•	modify, extend or otherwise amend the exchange offer and retain all tendered old notes until the expiration date, as extended, subject, however, to the withdrawal rights of holders; or

•	to the extent lawful, waive the unsatisfied conditions with respect to the exchange offer and accept all old notes tendered and not previously validly withdrawn.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture governing the new notes under the Trust Indenture Act of 1939, as amended.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of old notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the letter of transmittal. The acceptance of the exchange offer by a tendering holder of old notes will constitute the agreement by that holder to deliver good and marketable title to the tendered old notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Letter of Transmittal; Representations and Warranties of Holders of Old Notes

Upon agreement to the terms of the letter of transmittal, a holder, or the beneficial holder of old notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the exchange offer generally, exchange, assign and transfer to us all right, title and interest in and to such old notes tendered for exchange.

In addition, by tendering old notes in the exchange offer, each holder of old notes will represent, warrant and agree, among other things, that (i) any new notes received by it will be acquired in the ordinary course of business of the holder; (ii) the holder does not have an arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the federal securities laws) of the new notes; (iii) the holder is not engaged in and does not intend to engage in the distribution (within the meaning of the federal securities laws) of the new notes; (iv) if the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes, the holder acquired those old notes as a result of market-making activities or other trading activities and it will deliver this prospectus, as required by law, in connection with any resale of the new notes (provided, however, that by acknowledging that it will deliver, and by delivering, a prospectus, the holder will not be deemed to admit that it is an underwriter within the meaning of the Securities Act); (v) the holder is not an “affiliate,” as defined in Rule 405 under the Securities Act, of Thermo Fisher; and (vi) the holder is not acting on behalf of any person or entity who could not truthfully make the statements set forth in (i) through (v) above.

The representations, warranties and agreements of a holder tendering old notes will be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date of the exchange offer.

Absence of Dissenters’ Rights

Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Acceptance of Old Notes for Exchange and Delivery of New Notes

On the settlement date, new notes to be issued in exchange for old notes in the exchange offer, if consummated, will be delivered in book-entry form.

We will be deemed to accept validly tendered old notes that have not been validly withdrawn as provided in this prospectus when, and if, we give oral or written notice of acceptance to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of the new notes will be made by the exchange agent on the settlement date following receipt of that notice. The exchange agent will act as agent for tendering holders of old notes for the purpose of receiving old notes and transmitting new notes as of the settlement date. If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer, such unaccepted old notes will be returned without expense to the tendering holders promptly after the expiration or termination of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should follow carefully the instructions on how to tender your old notes. It is your responsibility to properly tender your old notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

If you have any questions or need help in exchanging your old notes, please contact the exchange agent at the address or telephone numbers set forth below.

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the old notes may be tendered using DTC’s automatic tender offer program, or ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

If an agent’s message is not delivered through ATOP, or if for any reason physical certificates representing the old notes have been issued to you and you are delivering such certificates for exchange, you must deliver an executed letter of transmittal to the exchange agent at the address set forth below under the caption “Exchange Agent.”

There is no procedure for guaranteed late delivery of the old notes.

Determinations Under the Exchange Offer.  We will reasonably determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly after the expiration date of the exchange.

When We Will Issue New Notes.  In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date:

•	A book-entry confirmation of such number of old notes into the exchange agent’s account at DTC; and

•	A properly transmitted agent’s message; or

•	If an agent’s message is not delivered through ATOP, or if for any reason physical certificates representing the old notes have been issued to you and you are delivering such certificates for exchange, a properly completed and duly executed letter of transmittal, together with physical certificates representing old notes being submitted for exchange, if applicable.

Return of Old Notes Not Accepted or Exchanged.  If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Participating Broker-Dealers.  Each broker-dealer that receives new notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See “Plan of Distribution.”

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must comply with the appropriate ATOP procedures or send a written notice of withdrawal to the exchange agent at the address set forth below under the caption “Exchange Agent.” Any notice of withdrawal made pursuant to ATOP procedures must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the ATOP procedures. Any written notice of withdrawal submitted outside of ATOP procedures must specify the name of the person who tendered the outstanding notes to be withdrawn, identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes and, where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder. If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution.

We will reasonably determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination will be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange using ATOP procedures but that are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This return or crediting will take place promptly after withdrawal, rejection of tender, expiration or termination of the exchange offer. Any certificates representing outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to the holder. You may retender properly withdrawn old notes by following the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Exchange Agent

Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All correspondence in connection with the exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at:
Bank of New York Mellon Corporation
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, N.Y. 10286
Attn: [          ]

Phone: (212)-815-[          ]
Fax: (212)-298-[          ]

Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address, telephone numbers or fax number listed above. Holders of old notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Announcements

We may make any announcement required pursuant to the terms of this prospectus or required by the Exchange Act or the rules promulgated thereunder through a reasonable press release or other public announcement in our sole discretion.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the old notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, telephone or in person by the exchange agent, as well as by our officers and other employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Tendering holders of old notes will not be required to pay any fee or commission to the exchange agent. If, however, a tendering holder handles the transaction through its commercial bank, broker, dealer, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under ‘‘— Other Fees and Expenses.”

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes under this exchange offer will remain subject to the restrictions on transfer applicable in the old notes (i) as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise as set forth in the prospectus distributed in connection with the private offering of the old notes.

Any old notes not tendered by their holders in exchange for new notes in this exchange offer will not retain any rights under the registration rights agreement (except in certain limited circumstances). See “— Resale Registration Statement; Additional Interest.”

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration requirements of the Securities Act and applicable state securities laws. We do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, new notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the new notes in the ordinary course of business and the holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the new notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer and is engaged in, has an arrangement with any person to participate in, or intends to engage in, any public distribution of the new notes (i) may not rely on the applicable interpretations of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Resale Registration Statement; Additional Interest

Under the registration rights agreement, we have agreed that if:

(i) because of any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the exchange offer as contemplated by the registration rights agreement;

(ii) for any other reason the exchange offer is not consummated within 245 days after the date of original issuance of the old notes; or

(iii) the exchange offer is not available to any holder of the old notes (the date on which any of the conditions described in clauses (i) through (iii) occurs being a “trigger date”),

then we will, at our cost, (a) within 60 days after the trigger date (but in no event fewer than 150 days after the date of original issuance of the old notes), file a shelf registration statement covering resales of the old notes and (b) use our commercially reasonable efforts to cause the shelf registration statement to be declared effective within 120 days after the trigger date and to keep effective such shelf registration statement until the earlier of one year after the effective date or such time as all of the old notes have been sold thereunder or cease to be outstanding or cease otherwise to be registrable securities (as defined in the registration rights agreement). We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the old notes has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. Holders of old notes will also be required to suspend their use of the prospectus included in the shelf registration statement upon notice to that effect from us. A holder that sells old notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations).

The registration rights agreement also provides that if:

(i) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

(ii) any of such registration statements are not declared effective by the SEC on or prior to the date specified for such effectiveness;

(iii) we fail to consummate the exchange offer within 45 days after the initial effective date of the exchange offer registration statement;

(iv) any of the registration statements required by the registration rights agreement is declared effective but thereafter is withdrawn or ceases to be effective due to a stop order issued pursuant to the Securities Act suspending the effectiveness of such registration statement without being succeeded immediately by an additional registration statement filed and declared effective; or

(v) we require holders to refrain from disposing of their registrable securities under the limited circumstances described in the registration rights agreement and that suspension period exceeds 45 days in any one instance or 90 days in the aggregate during any consecutive 12-month period (each such event referred to in clauses (i) through (v) above being a “registration default”), the interest rate borne by the notes will be increased immediately upon the occurrence of a registration default. This additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90-day period during which one or more registration defaults is continuing, and thereafter at a rate of 0.50% per annum for the duration one or more registration defaults are continuing. Additional interest will be payable if the shelf registration statement is not declared effective as described above; provided, however, that at such time as the shelf registration statement is declared effective, additional interest payable under clause (i) or (ii) above with respect to the exchange offer registration statement will cease to accrue with respect to old notes that have the right to be included, whose inclusion has been requested and have been included in the shelf registration statement, and the interest will revert to the original rate. In addition, in the event the shelf registration statement is not declared effective when required, additional interest will only be payable with respect to the old notes that have the right to be included, and whose inclusion has been requested, in the shelf registration statement. Except as described in the preceding sentence, following the cure of all registration defaults, the accrual of additional interest will cease and the interest will revert to the original rate. In no event will we be required to pay additional interest for more than one registration default at a time.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

DESCRIPTION OF NOTES

We will issue up to $350,000,000 aggregate principal amount of new 2012 notes and up to $400,000,000 aggregate principal amount of new 2014 notes pursuant to this exchange offer. The new 2012 notes and the new 2014 notes will be issued under an indenture dated as of November 20, 2009 between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a supplemental indenture dated as of the same date, under which the old notes were issued. In this prospectus, we refer to the indenture and the supplemental indenture together as the “indenture.” The indenture provides that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The specific terms of each other series that we may issue in the future may differ from those of the old notes and the new notes. The indenture does not limit the aggregate amount of debt securities that may be issued under the indenture, nor does it limit the number of other series or the aggregate amount of any particular series.

The following description is a summary, and does not describe every aspect of the new notes and the indenture. The following description is subject to, and qualified in its entirety by, all the provisions of the indenture, including definitions of certain terms used in the indenture. Anyone who receives this prospectus may obtain a copy of the indenture without charge upon request. See “Where You Can Find More Information and Incorporation by Reference.” We urge you to read the indenture and the new notes because they, and not this description, define your rights as a holder of the new notes.

For purposes of this description, references to “Thermo Fisher,” “the Company,” “we,” “us” and “our” refer only to Thermo Fisher Scientific Inc. and not to any of its current or future subsidiaries.

The new notes of each series will be treated as a single class with any old notes of such series that remain outstanding after the completion of the exchange offer. If the exchange offer is consummated, holders of old notes who do not exchange their old notes for new notes will vote together with the holders of the applicable series of new notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the holders under the indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of all outstanding notes of the applicable series issued under the indenture. In determining whether holders of the requisite percentage of aggregate principal amount of a series of notes have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes of such series that remain outstanding after the exchange offer will be aggregated with the new notes of such series, and the holders of these old notes and new notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of Notes to specified percentages in aggregate principal amount of a series of the outstanding notes mean, at any time after the exchange offer for the old notes is consummated, such percentage in aggregate principal amount of such old notes and the new notes of the applicable series then outstanding. The term “notes”, as used in this Description of Notes, refers to both the old notes and the new notes.

General

The old notes are, and the new notes will be:

•	general unsecured obligations of ours;

•	effectively subordinated in right of payment to all secured indebtedness of ours to the extent of the assets securing such indebtedness;

•	structurally subordinated to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries, to the extent of the assets of such subsidiaries;

•	equal in right of payment with all existing and future unsecured and unsubordinated indebtedness of ours; and

•	senior in right of payment to any existing and future indebtedness of ours that is subordinated to the notes.

As of December 31, 2009, the notes would have ranked:

•	equally with approximately $250,000,000 of our debt, which does not include our guarantees of the debt of our subsidiaries; and

•	effectively subordinated to approximately $1,202,700,177 of debt of our subsidiaries.

As of December 31, 2009, we had no secured debt outstanding to which the notes would have been effectively subordinated.

We may from time to time, without giving notice to or seeking the consent of the holders of the notes of either series, issue additional notes of either series having the same terms (except for the issue date, the offering price and, if applicable, the first interest payment date) and ranking equally and ratably with the original notes of such series. Any such additional debt securities having such similar terms, together with the original notes of the applicable series, will constitute a single series of debt securities for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions.

The new notes will be issued in fully registered form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The new notes will be issued in the form of one or more global securities, without coupons, which will be deposited initially with, or on behalf of, DTC and its participants Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”).

Principal and Interest

The new 2012 notes will mature on December 28, 2012 and the new 2014 notes will mature on November 20, 2014. No sinking fund will be provided with respect to the new notes.

Interest on the new 2012 notes will accrue at the rate of 2.150% per annum, and interest on the new 2014 notes will accrue at the rate of 3.250% per annum. We will pay interest on the new 2012 notes from November 20, 2009 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on June 28 and December 28 of each year, commencing June 28, 2010, until the principal is paid or made available for payment. Interest will be paid to the persons in whose names the new 2012 notes are registered at the close of business on June 13 or December 13 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date. All unpaid interest accrued on old 2012 notes from the most recent date to which interest has been paid on the old 2012 notes will be treated as having accrued on the new 2012 notes that are issued in exchange for such old 2012 notes. If no interest has been paid on the old 2012 notes, holders of new 2012 notes will receive interest accruing from November 20, 2009, the date on which the old 2012 notes were originally issued.

We will pay interest on the new 2014 notes from November 20, 2009 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on May 20 and November 20 of each year, commencing May 20, 2010, until the principal is paid or made available for payment. Interest will be paid to the persons in whose names the 2014 notes are registered at the close of business on May 5 or November 5 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date. All unpaid interest accrued on old 2014 notes from the most recent date to which interest has been paid on the old 2014 notes will be treated as having accrued on the new 2014 notes that are issued in exchange for such old 2014 notes. If no interest has been paid on the old 2014 notes, holders of new 2014 notes will receive interest accruing from November 20, 2009, the date on which the old 2014 notes were originally issued.

For both the new 2012 notes and the new 2014 notes, interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or date of maturity of principal of the new notes of a series falls on a day that is not a business day, then payment of interest or principal may be made on the next succeeding business day with the same force and effect as if made on the nominal date of maturity, and no interest will accrue for the period after such nominal date.

Optional Redemption

We will have the right to redeem the 2012 notes and the 2014 notes, in each case, in whole at any time or in part from time to time, at our option, on at least 15 days but no more than 60 days prior written notice mailed to the registered holders of the notes to be redeemed. Upon redemption of the notes, we will pay a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, and

(2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined below) plus 15 basis points in the case of both the 2012 notes and the 2014 notes, plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on the applicable series of notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

If less than all the notes of any series are to be redeemed, the notes of such series to be redeemed shall be selected by the trustee on a pro rata basis (or, in the case of notes issued in global form as discussed under “— Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above, the notes will not be redeemable by us prior to maturity.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, (b) if we obtain fewer than four Reference Treasury Dealer Quotations, the arithmetic average of those quotations or (c) if we obtain only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by us as Independent Investment Banker (initially, Banc of America Securities LLC).

“Reference Treasury Dealer” means each of (i) Banc of America Securities LLC and Barclays Capital Inc., and their respective successors and (ii) two other nationally recognized investment banking firms (or their affiliates) that we select in connection with the particular redemption, and their respective successors, provided that if at any time any of the above is not a primary U.S. Government securities dealer, we will substitute that entity with another nationally recognized investment banking firm that we select that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity, computed as the second business day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Repurchase Upon a Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the 2012 notes and 2014 notes in full, as described above, have defeased the notes or have satisfied and discharged the notes as described below, we will make an offer to each holder (the “Change of Control Offer”) to repurchase any and all of such holder’s 2012 notes and 2014 notes at a repurchase price in cash equal to 101% of the principal amount of the notes to be repurchased (such principal amount to be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) plus accrued and unpaid interest, if any, thereon, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, notice shall be mailed to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the principal amount of notes or portions of notes being purchased.

“Below Investment Grade Rating Event” means the notes are downgraded below Investment Grade Rating by any two of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of the occurrence of a Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by at least two of such Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the notes below Investment Grade or (y) publicly announces that it is no longer considering the notes for possible downgrade, provided that no such extension will occur if on such 60th day the notes are rated Investment Grade by at least two of such Rating Agencies in question and are not subject to review for possible downgrade by such Rating Agencies).

“Change of Control” means the occurrence of any of the following:

1. direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Thermo Fisher and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Thermo Fisher or one of its direct or indirect wholly-owned subsidiaries;

2. the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Thermo Fisher’s outstanding voting stock or other voting stock into which Thermo Fisher’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

3. Thermo Fisher consolidates with, or merges with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates with, or merges with or into, Thermo Fisher, in any such event pursuant to a transaction in which any of Thermo Fisher’s voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Thermo Fisher’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

4. the first day on which a majority of the members of Thermo Fisher’s board of directors are not Continuing Directors; or

5. the adoption of a plan relating to Thermo Fisher’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) Thermo Fisher becomes a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (b)(i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the voting stock of such holding company immediately following such transaction.

For purposes of this definition, “voting stock” means with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Thermo Fisher and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Thermo Fisher and its subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Thermo Fisher who (1) was a member of the board of directors of Thermo Fisher on the date of the issuance of the notes; or (2) was nominated for election or elected to the board of directors of Thermo Fisher with the approval of a majority of the Continuing Directors who were members of such board of directors of Thermo Fisher at the time of such nomination or election (either by specific vote or by approval of Thermo Fisher’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

“Fitch” means Fitch Ratings Limited.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P) or a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the notes publicly available for any reason, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor to its rating agency business.

Certain Covenants

Limitations on Liens

We will not, and will not permit any of our subsidiaries to, create, incur, assume or otherwise cause to become effective any Lien (other than permitted Liens) on any Principal Property or upon shares of stock of any Principal Subsidiary (whether such Principal Property or shares are now existing or owned or hereafter created or acquired), to secure any indebtedness of ours, any of our subsidiaries or any indebtedness of any other Person, unless we or such subsidiary also secures all payments due under the notes and all debt securities of any series having the benefit of this covenant (together with, if we shall so determine, any other indebtedness of ours or any subsidiary of ours then existing or thereafter created ranking equally with the notes), on an equal and ratable basis with such other indebtedness so secured (or, in the case of indebtedness subordinated to the notes, prior or senior thereto, with the same relative priority as the debt securities issued pursuant to the indenture, including the notes, will have with respect to such subordinated indebtedness) for so long as such other indebtedness shall be so secured. The indenture contains the following exceptions to the foregoing prohibition:

(a) Liens existing on the date when we first issued the old notes pursuant to the indenture;

(b) Liens on property owned or leased by a Person existing at the time such Person is merged with or into or consolidated with us or any subsidiary of ours or we or one or more of our subsidiaries acquires directly or indirectly all or substantially all of the stock or assets of such Person; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with or acquired by us or such subsidiary;

(c) Liens on property existing at the time of acquisition thereof by us or any subsidiary of ours, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by us or such subsidiary;

(d) Liens to secure indebtedness incurred prior to, at the time of or within 18 months after the later of the acquisition of any property and the completion of the construction, alteration, repair or improvement of any property, as the case may be, for the purpose of financing all or a part of the purchase price thereof or cost of the construction, alteration, repair or improvement thereof and Liens to the extent they secure indebtedness in excess of such purchase price or cost and for the payment of which recourse may be had only against such property;

(e) Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

(f) any Lien securing indebtedness of a subsidiary owing to us or to one or more of our subsidiaries;

(g) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal taxation pursuant to Section 103 of the Internal Revenue Code;

(h) Liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing between us or any subsidiary of ours and any federal, state or municipal government or other government body or quasi-governmental agency;

(i) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (h) above, inclusive, so long as (1) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (2) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

(j) any Lien on a Principal Property or the shares of stock of a Principal Subsidiary that would not otherwise be permitted by clauses (a) through (i) above, inclusive, securing indebtedness which, together with:

•	the aggregate outstanding principal amount of all other indebtedness of us and our subsidiaries secured by Liens on a Principal Property or the shares of stock of a Principal Subsidiary that is permitted solely pursuant to this clause (j), and

•	the aggregate Value of existing Sale and Leaseback Transactions that are permitted solely pursuant to clause (c) of “Limitation on Sale and Leaseback Transactions” and are still in existence,

does not exceed 10% of our Consolidated Net Assets.

In order to constitute a “Principal Property” under the indenture, a property must have a book value in excess of 3% of our most recently calculated Consolidated Net Assets. Based on our Consolidated Net Assets as of December 31, 2009, a property would only constitute a Principal Property if it had a book value in excess of approximately $417 million. As of the date of this prospectus, neither we nor any of our subsidiaries owns any Principal Property as defined. See “— Definition of Certain Terms” and “Risk Factors — The notes do not restrict our ability to incur additional debt, to repurchase our securities or to take other actions that could negatively impact our ability to pay our obligations under the Notes.”

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(a) we or such subsidiary could incur indebtedness, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, secured by a Lien on the Principal Property to be leased (without equally and ratably securing debt securities of any series having the benefit of this covenant, including the notes) pursuant to clauses (a) through (i) under “— Limitations on Liens” above;

(b) we apply, during the six months following the effective date of the Sale and Leaseback Transaction, an amount equal to the Value of the Sale and Leaseback Transaction to either (or a combination of) the voluntary retirement of Funded Debt or to the acquisition of property; or

(c) the aggregate Value of such Sale and Leaseback Transaction plus the Value of all other Sale and Leaseback Transactions of Principal Properties entered into after the date of the issuance of the notes permitted solely by this clause (c) and still in existence, plus the aggregate amount of all indebtedness secured by Liens permitted solely by clause (j) of “Limitation on Liens” does not exceed 10% of our Consolidated Net Assets.

Merger, Consolidation or Sale of Assets

The indenture provides that we will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our and our subsidiaries property and assets taken as a whole (in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into us, unless:

(a) we shall be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such property and assets (the “Surviving Person”), shall be a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof, or, subject to certain conditions (including an obligation to pay additional amounts in respect of withholding taxes), a jurisdiction outside the United States, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under the indenture and the notes;

(b) immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

(c) we deliver to the trustee an officer’s certificate and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

The Surviving Person will succeed to, and be substituted for, us under the indenture and the notes and, except in the case of a lease, we shall be released of all obligations under the indenture and the notes.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “Change of Control,” permitting each holder to require us to purchase the notes of such holder as described above.

Certain Other Covenants

The indenture contains certain other covenants regarding, among other matters, corporate existence and reports to holders of debt securities, including the notes. The indenture does not contain restrictive covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders or current ratios. Other than as described above, the provisions of the indenture do not afford holders of debt securities issued thereunder, including the notes, protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders.

Definition of Certain Terms

The following are the meanings of terms that are important in understanding the covenants described above.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with U.S. GAAP as in effect on the date of the indenture.

“Consolidated Net Assets” means the consolidated total assets of us and our subsidiaries as reflected in the Company’s most recent balance sheet prepared in accordance with U.S. GAAP as in effect at the time of such determination, less (a) all current liabilities (excluding any notes and loans payable, current maturities of long-term debt, the current portion of deferred revenue and obligations under capital leases) and (b) acquisition-related intangible assets in accordance with U.S. GAAP in effect at the time of such determination. Consolidated Net Assets includes goodwill of us and our subsidiaries.

“Funded Debt” means, as of any date of determination, our indebtedness or the indebtedness of a subsidiary maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under U.S. GAAP as in effect on the date of the indenture, and in each case ranking at least pari passu with the notes.

“indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

1) in respect of borrowed money;

2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); and

3) in respect of Capital Lease Obligations.

In addition, the term “indebtedness” includes (x) all indebtedness (as defined above) of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness (as defined above) of any other Person.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Original Issue Discount Security” means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity thereof pursuant to the indenture.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, joint-stock company, association, trust, unincorporated organization or government or any agency or political subdivision of a government or governmental agency.

“Principal Property” means any single parcel of real property or any permanent improvement thereon (i) owned by us or any of our subsidiaries located in the United States, including our principal corporate office, any manufacturing facility or plant or any portion thereof and (ii) having a book value, as of the date of determination, in excess of 3% of our most recently calculated Consolidated Net Assets. Principal Property does not include any property that our board of directors has determined not to be of material importance to the business conducted by our subsidiaries and us, taken as a whole. As of the date of this prospectus, none of our current properties or those of our subsidiaries constitutes a Principal Property.

“Principal Subsidiary” means any direct or indirect subsidiary of ours that owns a Principal Property.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by Thermo Fisher or any subsidiary of any Principal Property which has been or is to be sold or transferred by Thermo Fisher or such subsidiary to such Person, excluding (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between Thermo Fisher and a subsidiary or between subsidiaries of Thermo Fisher, (3) leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

“U.S. GAAP” means generally accepted accounting principles set forth in the FASB Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the net present value of the lease payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series (including the yield to maturity on any Original Issue Discount Securities) which are outstanding on the effective date of such Sale and Leaseback Transaction.

Events of Default

The indenture defines an Event of Default with respect to any series of debt securities issued pursuant to the indenture, including the notes. Events of Default on the notes are any of the following:

•	Default in the payment of the principal or any premium on a note when due (whether at maturity, upon acceleration, redemption or otherwise).

•	Default for 30 days in the payment of interest on a note when due.

•	Failure by us to comply with the provisions described under the caption “— Repurchase Upon a Change of Control.”

•	Failure by us to observe or perform any other term of the indenture for a period of 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the notes of the affected series.

•	(1) Failure by us to pay indebtedness for money we borrowed or guaranteed the payment of in an aggregate principal amount of at least $100 million at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days or (2) acceleration of the maturity of any indebtedness for money we borrowed or guaranteed the payment of in an aggregate principal amount of at least $100 million, if such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days; provided, however, that, if the default under the instrument is cured by us, or waived by the holders of the indebtedness, in each case as permitted by the governing instrument, then the Event of Default under the indenture governing the notes caused by such default will be deemed likewise to be cured or waived.

•	Certain events in bankruptcy, insolvency or reorganization with respect to us.

An Event of Default under one series of debt securities issued pursuant to the indenture does not necessarily constitute an Event of Default under any other series of debt securities. The indenture provides that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the trustee considers it in the interest of such holders to do so, provided, that the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the debt securities of that series or in the making of any sinking fund installment or analogous obligation with respect to that series.

Remedies If an Event of Default Occurs

The indenture provides that if an Event of Default has occurred with respect to a series of debt securities and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of that series may declare the entire principal amount of all the notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization with respect to us, the principal amount of all the notes will be automatically accelerated, without any action by the trustee or any holder. The holders of a majority in aggregate principal amount of the debt securities of the affected series may by written notice to us and the trustee may, on behalf of the holders of the debt securities of the affected series, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, such debt securities.

Except as may otherwise be provided in the indenture in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability (called an “indemnity”). If indemnity satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding debt securities of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. Subject to certain exceptions contained in the indenture, these majority holders may also direct the trustee in performing any other action under the indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding notes of the affected series must make a written request that the trustee take action because of the Event of Default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity and during such 60-day period, the trustee has not received a contrary instruction from holders of a majority in principal amount of all outstanding notes of the affected series.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the due date of that payment.

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default.

Modification and Waiver

There are three types of changes we can make to the indenture and the notes.

Changes Requiring Your Approval.  First, there are changes that cannot be made to your notes without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a note;

•	reduce any amounts due on a note;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following an Event of Default;

•	change the place or currency of payment for a note;

•	impair your right to sue for the enforcement of any payment on or with respect to the notes;

•	reduce the percentage in principal amount of the notes, the approval of whose holders is needed to modify or amend the indenture or the notes;

•	reduce the percentage in principal amount of the notes, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentage required for any modification or to provide that other provisions of the indenture may not be modified or waived without your consent.

Changes Not Requiring Approval.  The second type of change does not require any vote by holders of the notes. This type is limited to the following types of changes:

•	cure any ambiguity, defect or inconsistency;

•	comply with covenants in the indenture regarding mergers and sales of assets;

•	evidence and provide for a successor trustee and add to or change the provisions of the indenture to provide for or facilitate the administration of the trusts under the indenture; or

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Nor do we need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect the notes, even if they affect other debt securities issued under the indenture. In those cases, we need only obtain any required approvals from the holders of the affected debt securities.

Changes Requiring a Majority Vote.  Any other change to the indenture and the notes would require the following approval:

•	If the change affects only notes of one series, it must be approved by the holders of a majority in principal amount of the Notes of that series.

•	If the change affects the notes as well as the debt securities of one or more other series issued under the indenture, it must be approved by the holders of a majority in principal amount of the notes and each other series of debt securities affected by the change.

•	In each case, the required approval must be given by written consent.

The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or a waiver with respect to any other aspect of the indenture and the notes listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Further Details Concerning Voting

The notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. The notes will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of notes, that vote or action may be taken only by persons who are holders of outstanding notes on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.

Defeasance

The following discussion of full defeasance and discharge will apply to either series of the notes.

Full Defeasance

We can legally release ourselves from any payment or other obligations on the notes of either series (called “full defeasance”) if the following conditions are met:

•	We deposit in trust for your benefit and the benefit of all other direct holders of the notes of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the notes of that series on their various due dates.

•	There is a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and instead repaid the notes ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the notes you give back to us.

•	We deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the notes. You could not look to us for repayment in the event of any shortfall.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the notes will remain. These include our obligations:

•	to register the transfer and exchange of notes;

•	to replace mutilated, destroyed, lost or stolen notes;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

Without any change of current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the notes. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the notes. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the notes of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the notes of that series on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and instead repaid the notes ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Satisfaction and Discharge

The indenture will cease to be of further effect and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain conditions, including:

•	Our having paid all sums payable by us under the indenture, as and when the same shall be due and payable;

•	Our having delivered to the trustee for cancellation all debt securities theretofore authenticated under the indenture;

•	All debt securities of any series outstanding under the indenture not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and we shall have deposited with the trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such debt securities of any series outstanding under the indenture, or

•	Our having delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that these conditions have been satisfied.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Regarding the Trustee

Bank of New York Mellon Trust Company, N.A., as trustee under the indenture, has been appointed by us as paying agent, registrar and custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

BOOK-ENTRY, DELIVERY AND FORM

General

The new notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes initially will be represented by notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., for credit to an account of a direct or indirect participant in DTC as described below. Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in the Global Notes may be held through Euroclear and Clearstream (as indirect participants in DTC). Beneficial interests in the Global Notes may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Thermo Fisher takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Thermo Fisher that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Thermo Fisher that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described above, owners of beneficial interests in the Global Notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. Under the terms of the indenture, Thermo Fisher and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Thermo Fisher, the trustee nor any of Thermo Fisher’s or the trustee’s agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Thermo Fisher that its current practice, upon receipt of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Thermo Fisher. Neither Thermo Fisher nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and Thermo Fisher and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Thermo Fisher that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to the Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Thermo Fisher, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

We will issue Certificated Notes to each person that DTC identifies as the beneficial owner of the new notes represented by a Global Note upon surrender by DTC of the Global Note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such Global Note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;

•	an event of default has occurred and is continuing, and DTC requests the issuance of Certificated Notes; or

•	we determine not to have the new notes represented by a Global Note.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be in registered form, registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material United States federal income tax considerations relating to the exchange offer and the acquisition, ownership and disposition of the new notes. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed Treasury Regulations, judicial decisions and administrative interpretations, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax considerations described below. We have not obtained, and do not intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the United States federal tax considerations resulting from acquiring, holding or disposing of the notes.

We do not purport to describe all of the tax considerations that may be relevant to a prospective acquiror of new notes; however, this summary describes the material United States federal income tax consequences to a United States holder or, as the case may be, a non-United States holder. It applies to you only if you hold your new notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a real estate investment trust;

•	a regulated investment company;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank or other financial institution;

•	a life insurance company;

•	a cooperative;

•	a tax-exempt organization;

•	a broker-dealer;

•	an expatriate;

•	a person that owns securities as part of a straddle, hedge, synthetic security, conversion, or constructive sale transaction for United States federal income tax purposes;

•	a person whose functional currency for tax purposes is not the United States dollar; or

•	a person that is, or holds its new notes through, a partnership or other pass-through entity.

In addition, this summary does not address the consequences of the alternative minimum tax, or any state, local or foreign tax consequences.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS OR ANY TAX TREATY.

For purposes of this summary, you are a United States holder if, for United States federal income tax purposes, you are a beneficial owner of new notes and you are or are treated as:

•	a citizen or individual resident of the United States;

•	a corporation (or other entity properly classified as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State within the United States, or the District of Columbia;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•	a trust if (a) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a United States trust.

If you are a partnership (including any entity treated as a partnership or other pass-through entity for United States federal income tax purposes), the United States federal income tax treatment of any of your partners will depend on the status of the partner and your activities. Partners and partnerships should consult their tax advisors as to the particular United States federal income tax consequences applicable to them.

Exchange Offer

The exchange of old notes for new notes pursuant to the exchange offer should not constitute a taxable event for United States federal income tax purposes. As a result, a holder should not recognize a taxable gain or loss as a result of exchanging such holder’s old notes for new notes. The holding period of the new notes will include the holding period of the old notes exchanged therefore, and the new notes will have the same tax attributes as those of the old notes exchanged therefor immediately before such exchange.

United States Holders

Payments of Interest.  You generally will recognize stated interest on your new notes as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Effect of Certain Contingencies.  In certain circumstances (see “Description of Notes — Optional Redemption” and “Description of Notes — Repurchase Upon Change of Control”), we may be obligated to pay amounts in excess of stated interest or principal on the new notes. According to Treasury Regulations, the possibility that any such payments will be made will not affect the amount of interest income you recognize and will not cause the new notes to be subject to the complex rules applicable to contingent payment debt instruments if there is only a remote chance as of the issue date of the new notes that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the new notes as contingent payment debt instruments. Our determination that these contingencies are remote is binding on you unless you disclose a contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the Internal Revenue Service and if the Internal Revenue Service were to challenge this determination, you might be required to accrue income on your new notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a new note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by you. If any such amounts are in fact paid, you will be required to recognize such amounts as income. The remainder of this summary assumes the new notes are not contingent payment debt instruments.

Market Discount.  The market discount rules discussed below apply to a new note that is purchased at a price less than its stated redemption price at maturity. If you purchased a new note at a market discount, you generally will be required to treat any principal payment on the note and any gain on the disposition of the note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. In general, market discount is the amount by which the note’s stated redemption price at maturity exceeds your tax basis in the note immediately after the note is acquired. A note is not treated as purchased at a discount, however, if the market discount is less than .25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity after the date you acquire the note. Market discount on a note will accrue on a straight-line basis, unless you elect to accrue the discount on a constant yield-to-maturity basis. This election is irrevocable and applies only to the note for which it is made. You may also elect to include market discount in income currently as it accrues. This election applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

If you hold a new note that was acquired at a market discount and dispose of such note in a non-taxable transaction (other than a transferred-basis transaction described in Section 1276(c) of the Internal Revenue Code), accrued market discount not previously included in income by the holder will be includable as ordinary income to the holder as if you had sold the note at its fair market value. You may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless an election to include the market discount in income on a current basis is made.

Amortizable Bond Premium.  If you purchased a new note for an amount that is in excess of the note’s stated redemption price at maturity, you generally will be considered to have purchased the note with amortizable bond premium. You generally may elect to amortize amortizable bond premium using the constant yield-to-maturity method. The amount amortized in any year generally will be treated as a reduction of your interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year, but only to the extent of your prior interest inclusions with respect to the note. If you hold a new note and you do not make an election to amortize the premium, it will decrease the gain or increase the loss otherwise recognizable on the sale, exchange or other disposition of the note. The election to amortize the premium on a constant yield-to-maturity method generally applies to all bonds held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Sale or Other Disposition of the New Notes.  You generally will recognize capital gain or loss on the sale, exchange, redemption, retirement or other disposition of a new note equal to the difference between the amount of cash and the fair market value of other property you realize on the disposition (less any portion allocable to accrued but unpaid interest, which will be treated as a payment of previously accrued and unpaid interest, subject to tax as described under “Payments of Interest” above) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be your cost therefor, decreased by any principal payments received by you and the amount of any amortizable bond premium previously deducted by you, and increased by the amount of any market discount previously included in your income.

Subject to the discussion above regarding market discount, this gain or loss generally will be capital gain or loss, and will be a long-term capital gain or loss if you have held the note for more than one year (including any period in which you held an old note that you exchanged for a new note). Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses by United States holders is subject to limitations.

Non-United States Holders

This subsection describes the tax consequences to you if you are a Non-United States holder. You are a Non-United States holder if you are the beneficial owner of a new note and you are not a United States holder as described above under “United States Holders” or a partnership.

In certain circumstances (“Description of Notes — Optional Redemption” and “Description of Notes — Repurchase Upon Change of Control”), we may be obligated to pay amounts in excess of stated interest or principal on the new notes. As discussed above under “— United States Holders — Effect of Certain Contingencies,” we do not intend to treat the notes as contingent payment debt instruments. If any such amounts are in fact paid, such payments may be treated as interest subject to the rules described below or as other income subject to a 30% United States federal withholding tax. If you are a non-United States holder that is subject to the withholding tax on payments in excess of stated interest or principal on the notes, you should consult your own tax advisors as to whether you can obtain a refund for all or a portion of the withholding tax.

Interest.  Under present United States federal income tax law, and subject to the discussion of backup withholding below, if you are a Non-United States holder of a new note, you generally will not be subject to United States federal income or withholding tax in respect of payments of interest on the notes that are not effectively connected with your conduct of a trade or business in the United States if you:

•	do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	are not a controlled foreign corporation that is related to us through stock ownership;

•	are not a bank that acquired the note in connection with an extension of credit made pursuant to a loan in the ordinary course of business; and

•	satisfy certain certification requirements described below.

For the exemption from withholding taxes to apply, you must provide us with a properly completed and executed Form W-8BEN, or other applicable form as provided for in the United States Treasury regulations, certifying that the beneficial owner of the note is a foreign person. If all the conditions described above are not satisfied, then interest paid to you on the new notes which is not effectively connected with your conduct of a trade or business in the United States will be subject to United States federal withholding tax at a rate of 30%, unless that rate is reduced or eliminated pursuant to an applicable tax treaty.

If the interest income you recognize with respect to a new note is effectively connected with your conduct of a trade or business within the United States, you will be exempt from the withholding tax discussed above if you provide us with a properly completed and executed Form W-8ECI, but generally you will be subject to United States federal income tax on the interest at regular United States federal income tax rates. In addition to regular United States federal income tax, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable income tax treaty.

Sale or Other Disposition of the New Notes.  As a Non-United States holder, you generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or other disposition of notes unless:

•	you are an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met; or

•	the gain is effectively connected with a United States trade or business in which you are engaged and, if a tax treaty applies, such gain is attributable to a permanent establishment in the United States.

United States federal estate taxes.  If you are an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, new notes held by you generally will not be subject to United States federal estate tax provided that, at the time of your death:

•	you do not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote within the meaning of Section 871(h)(3) of the Code; and

•	interest payments with respect to such note are not effectively connected with your conduct of a United States trade or business.

Backup Withholding and Information Reporting

In general, if you are a non-corporate United States holder, we are required to report to the Internal Revenue Service all payments of principal and interest on your notes. In addition, any payment made to you by brokers of proceeds of the sale of your new notes before maturity within the United States are generally required to be reported to the Internal Revenue Service. In general, these reportable payments with respect to notes will be subject to backup withholding tax if you are a non-corporate United States holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

If you are a Non-United States holder, you generally will be exempt from backup withholding requirements, but you may be required to comply with certification and identification procedures regarding your status as a Non-United States holder to establish such exemption.

United States holders and Non-United States holders generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed their income tax liability by filing a refund claim with the Internal Revenue Service.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. Starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until the date that is 180 days from the date of original issuance of the new notes, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay the expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of new notes in the exchange offer. In consideration for issuing the new notes, we will receive old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled.

LEGAL MATTERS

Certain legal matters in connection with the new notes will be passed upon for Thermo Fisher by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law (“DGCL”) and the registrant’s Third Amended and Restated Certificate of Incorporation (“Charter”) and the registrant’s Bylaws.

The registrant’s Charter and Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the registrant is indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such proceeding.

Under Section 145 of the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorney’s fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation. The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

The registrant is governed by the provisions of the DGCL permitting the registrant to purchase director’s and officer’s insurance to protect itself and any director, officer, employee or agent of the registrant. The registrant has an insurance policy which insures the directors and officers of the registrant and its subsidiaries against certain liabilities which might be incurred in connection with the performance of their duties. The registrant also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger by and among Thermo Electron Corporation, Trumpet Merger Corporation and Fisher Scientific International Inc., dated as of May 7, 2006 (filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed May 11, 2006 [File No. 1-8002] and incorporated in this document by reference).
3.1	Third Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 [File No. 1-8002] and incorporated in this document by reference).
3.2	Amendment to the Registrant’s Third Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 14, 2006 [File No. 1-8002] and incorporated in this document by reference).
3.3	Bylaws of the Registrant, as amended and effective as of May 15, 2008 (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2008 [File No. 1-8002] and incorporated in this document by reference).
4.1	Indenture, dated as of November 20, 2009, by and between the Registrant and The Bank of New York Mellon Trust Company, N.A., as Trustee, for the 2.150% Senior Notes due 2012 and 3.250% Senior Notes due 2014 (filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 20, 2009 [File No. 1-8002] and incorporated in this document by reference).

Exhibit
Number		Description

4.2		First Supplemental Indenture, dated as of November 20, 2009, by and between the Registrant and The Bank of New York Mellon Trust Company, N.A., as Trustee, for the 2.150% Senior Notes due 2012 and 3.250% Senior Notes due 2014, including the form of 2.150% and 3.250% Senior Note (filed as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 20, 2009 [File No. 1-8002] and incorporated in this document by reference).
4.3		Exchange and Registration Rights Agreement, dated as of November 20, 2009, by and among the Registrant and the Purchasers defined therein with respect to the 2.150% Senior Notes due 2012 and 3.250% Senior Notes due 2014 (filed as Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 20, 2009 [File No. 1-8002] and incorporated in this document by reference).
5	.1#	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.
12	.1#	Computation of Ratio of Earnings to Fixed Charges.
21.1		Subsidiaries of the Registrant (filed as Exhibit 21 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 [File No. 1-8002] and incorporated in this document by reference).
23	.1#	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).
24.1		Power of Attorney of Directors (included on signature pages).
25	.1#	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as trustee (“Trustee”) under the Indenture.
99	.1#	Letter of Transmittal.
99	.2#	Letter to Registered Holders and Depository Trust Company Participants.
99	.3#	Letter to Clients.

#	Filed herewith

Item 22.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on March 3, 2010.

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Seth Hoogasian
Seth Hoogasian
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Thermo Fisher Scientific Inc., hereby severally constitute and appoint Peter M. Wilver, Anthony H. Smith and Seth H. Hoogasian, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-4 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Thermo Fisher Scientific Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc N. Casper Marc N. Casper	President and Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2010

/s/ Peter M. Wilver Peter M. Wilver	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 3, 2010

/s/ Peter E. Hornstra Peter E. Hornstra	Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 3, 2010

/s/ Jim P. Manzi Jim P. Manzi	Chairman of the Board and Director	March 3, 2010

/s/ Michael A. Bell Michael A. Bell	Director	March 3, 2010

/s/ Tyler Jacks Tyler Jacks	Director	March 3, 2010

/s/ Stephen P. Kaufman Stephen P. Kaufman	Director	March 3, 2010

/s/ Judy C. Lewent Judy C. Lewent	Director	March 3, 2010

Signature	Title	Date

/s/ Thomas J. Lynch Thomas J. Lynch	Director	March 3, 2010

/s/ Peter J. Manning Peter J. Manning	Director	March 3, 2010

/s/ William G. Parrett William G. Parrett	Director	March 3, 2010

/s/ Michael E. Porter Michael E. Porter	Director	March 3, 2010

/s/ Scott M. Sperling Scott M. Sperling	Director	March 3, 2010

/s/ Elaine S. Ullian Elaine S. Ullian	Director	March 3, 2010

EXHIBIT INDEX

Exhibit
Number		Description

2.1		Agreement and Plan of Merger by and among Thermo Electron Corporation, Trumpet Merger Corporation and Fisher Scientific International Inc., dated as of May 7, 2006 (filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed May 11, 2006 [File No. 1-8002] and incorporated in this document by reference).
3.1		Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 [File No. 1-8002] and incorporated in this document by reference).
3.2		Amendment to the Registrant’s Third Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 14, 2006 [File No. 1-8002] and incorporated in this document by reference).
3.3		Bylaws of the Registrant, as amended and effective as of May 15, 2008 (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2008 [File No. 1-8002] and incorporated in this document by reference).
4.1		Indenture, dated as of November 20, 2009, by and between the Registrant and The Bank of New York Mellon Trust Company, N.A., as Trustee, for the 2.150% Senior Notes due 2012 and 3.250% Senior Notes due 2014 (filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 20, 2009 [File No. 1-8002] and incorporated in this document by reference).
4.2		First Supplemental Indenture, dated as of November 20, 2009, by and between the Registrant and The Bank of New York Mellon Trust Company, N.A., as Trustee, for the 2.150% Senior Notes due 2012 and 3.250% Senior Notes due 2014, including the form of 2.150% and 3.250% Senior Note (filed as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 20, 2009 [File No. 1-8002] and incorporated in this document by reference).
4.3		Exchange and Registration Rights Agreement, dated as of November 20, 2009, by and among the Registrant and the Purchasers defined therein with respect to the 2.150% Senior Notes due 2012 and 3.250% Senior Notes due 2014 (filed as Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 20, 2009 [File No. 1-8002] and incorporated in this document by reference).
5	.1#	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.
12	.1#	Computation of Ratio of Earnings to Fixed Charges.
21.1		Subsidiaries of the Registrant (filed as Exhibit 21 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 [File No. 1-8002] and incorporated in this document by reference).
23	.1#	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).
24.1		Power of Attorney of Directors (included on signature pages).
25	.1#	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as trustee (“Trustee”) under the Indenture.
99	.1#	Letter of Transmittal.
99	.2#	Letter to Registered Holders and Depository Trust Company Participants.
99	.3#	Letter to Clients.

#	Filed herewith